EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: James Spiezio

Beacon Power Corporation

978-694-9121

spiezio@beaconpower.com

BEACON POWER RESPONDS TO NASDAQ LETTER AND REGAINS COMPLIANCE WITH MARKETPLACE RULE

WILMINGTON, MA – December 19, 2005 – Beacon Power Corporation (NASDAQ: BCON) announced that on December 15, 2005, it received a staff deficiency letter from the Nasdaq Stock Market indicating that language regarding the share issuance cap established in connection with the Company’s recent $15-million private placement transaction did not comply with Marketplace Rule 4350(i)(1)(D)(ii). Beacon and the investors in that transaction have amended the associated documents and, as a result, the Nasdaq staff has affirmed that Beacon has regained compliance with the Rule.

About Beacon Power

Beacon Power Corporation designs sustainable energy storage and power conversion solutions that would provide reliable electric power for the utility, renewable energy, and distributed generation markets. Beacon’s Smart Energy Matrix is a design concept for a megawatt-level, utility-grade flywheel-based energy storage solution that would provide sustainable power quality services for frequency regulation, and support the demand for reliable, distributed electrical power. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:

Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate of any foreign countries into which Beacon hopes to sell or in which it operates, including the uncertainty of enforcing contracts and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources; possible government regulation that would impede the ability to market products; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; the possible need in the future to hire and retain key executives, particularly in light of the substantial workforce reductions during 2001 and 2002; the recent volatility in the stock price of companies operating in the same sector; These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.